Exhibit 3.6

AMENDMENT NO. 1 TO THE
AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE

THIS AMENDMENT NO. 1 TO THE AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE (this “Amendment”) is made and entered into as of October 17, 2016, by and among HomeUnion Holdings, Inc., a Delaware corporation (the “Company”) and the investors listed on the signature pages hereto as “Investors” (the “Investors”).

RECITALS

WHEREAS, the Company issued certain convertible promissory notes, as amended (the “Notes”) to the Investors pursuant to that certain Note Purchase Agreement, dated as of February 9, 2016, as amended (the “Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Notes;

WHEREAS, in accordance with the terms of the outstanding Notes, the Notes may be amended as set forth in Section 6(b) of the Purchase Agreement;

WHEREAS, Section 6(b) of the Purchase Agreement provides that any provision of the Notes may be amended, waived or modified (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), upon the written consent of the Company and the Investors holding Notes representing at least a majority of the aggregate then outstanding obligations under the Notes issued to all the Investors thereunder, which must include the written consent of Artiman Ventures Select 2014, L.P. (collectively, the “Required Holders”);

WHEREAS, the undersigned Company and Investors constitute the Required Holders; and

WHEREAS, the parties hereto desire to amend each of the outstanding Notes as set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.             Section 5 of each of the Notes is amended and restated in its entirety as follows:

“5.       Optional Prepayment. Notwithstanding anything contrary contained herein, in the event that the Company completes an IPO in which the total gross proceeds received by the Company (before underwriting discounts, commissions and fees) (the “Gross Proceeds”) is equal to or exceeds the IPO Prepayment Threshold, then the Investor shall have the right to require the Company to use a portion of net proceeds received in the IPO to prepay the outstanding principal amount and accrued interest of the Note, provided that any such prepayment shall not exceed 30% of an amount equal to (i) the Gross Proceeds minus (ii) $12,000,000.  In the event that the Investor wishes to exercise such right, the Investor shall notify the Company immediately prior to the IPO Closing Date as to the amount of the Note that is requested to be prepaid pursuant to Section 5 hereto, and that the Company, subject to the limitation set forth herein, shall be required to make such payment no later than five (5) business days after the IPO Closing Date.”

2.             Governing Law. This Amendment shall be governed by and construed in accordance with laws of California, without regard to the conflict of law provisions thereof.

3.             Counterparts; Facsimile. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument. Delivery of an executed signature page to this Amendment by facsimile or any other electronic transmission shall be as effective as delivery of a manually signed counterpart hereof.

4.              Titles and Subtitles. The titles of the sections and subsections of this Amendment are for convenience of reference only and are not to be considered in construing this Amendment.

5.              Severability of this Amendment. If any provision of this Amendment shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.              Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

7.              No Other Change. Except to the extent hereby amended, the terms and provisions of the Notes shall remain in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Amended and Restated Convertible Promissory Note as of the date first written above.

COMPANY:

HOMEUNION HOLDINGS, INC.

By:	/s/	Don Ganguly
Name:		Don Ganguly
Title:		Chief Executive Officer

[Signature Page to Amendment No. 1 to the Amended and Restated Convertible Promissory Note]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Convertible Promissory Note as of the date first written above.

INVESTORS:

ARTIMAN VENTURES SELECT 2014, L.P.

By:	Artiman Select 2014 MTGP, L.P.
its General Partner

By:	/s/	Amit Shah
Name:		Amit Shah
Title:		Director of the General Partner

ARTIMAN VENTURES SELECT 2014 PRINCIPALS FUND, L.P.

By:	/s/	Amit Shah
Name:		Amit Shah
Title:		Director of the General Partner of the General

[Signature Page to Amendment No. 1 to the Amended and Restated Convertible Promissory Note]